Exhibit 10.35(b)

Advanced Micro Devices, Inc.

Plan to Replace Motorola Retirement Benefit

For Robert J. Rivet (“Plan”) Pursuant to Employment Agreement

In Recognition of Your Forfeiture of Benefits Under Motorola’s

Supplemental Retirement Plan for Officers

Participation & Services

Your participation in this Plan began on your date of employment with Advanced Micro Devices, Inc. (“AMD”); however, your years of service with Motorola will be taken into account with respect to calculating your benefit under this Plan. Except under circumstances noted herein, you will not be entitled to any benefit under this Plan until attainment of age 55.

Vesting

You will become 100% vested in your accrued benefit under the Plan upon the earliest of the following conditions to occur:

a.	Upon your attainment of age 55

b.	Upon termination of your employment following a Change of Control, as that term is defined in your Management Continuity Agreement with AMD

c.	Upon becoming disabled as defined under AMD’s Executive Long Term Disability plan (“Disability”)

d.	Upon termination by AMD of your employment other than for Cause as defined in your Management Continuity Agreement with AMD, following your attainment of age 54.

Retirement Benefit

The benefit formula is as indicated below, subject to the constraint that the benefit cannot exceed 70% of your annualized salary at the point of benefit determination.

A.	Normal Benefit

The Normal Benefit is a lifetime annual income (actually payable monthly) equal to forty two and a half percent (42.5%) of the sum of (i) your annualized salary in effect at the point of benefit determination (age 55; or, in the case of Disability, the initial date of Disability; or, in the event of termination following a Change in Control, the date of the employment termination; or in the case of termination after attainment of age 54, the date of the employment termination) and (ii) your Average Bonus Earned, as described below.

The Normal Benefit will be converted to an Actuarially Equivalent lump sum amount. For purposes of this Plan, the term “Actuarial Equivalent” shall mean the average of two lump sum amounts, calculated separately by two independent actuaries, that equals the life annuity, using the then 30-day average of the 10-year Treasury Bill rate as the discount factor. Each actuary will independently choose a mortality assumption. That average lump sum amount will be reduced by (i) the Actuarial Equivalent lump sum value of any accrued benefit you are entitled to receive from any AMD qualified or nonqualified pension plan (not including income from your AMD Retirement Savings and Deferred Profit Sharing Plan account or Executive Investment Account Plan), in the U.S. or elsewhere, and (ii) the benefit you received from the Motorola Pension Plan, adjusted for the time value of money. For purposes of this calculation, your Motorola Pension Plan benefit is equal to $169,887 at December 31, 2001. That amount will be presumed to accumulate interest at the rate of 3% per annum through the point of benefit determination.

The remaining amount is your Net Benefit under this Plan. (See example in Exhibit A to this Plan.)

Average Bonus Earned is calculated as follows:

1.	For each of the eight full fiscal years immediately prior to the point of benefit determination, calculate the Cash Bonus Award paid or earned and payable under any and all applicable bonus plan(s) as a percentage of that year’s actual earnings from salary.

2.	Determine which five of the eight years produce the highest percentages.

3.	Calculate the average percentage for those five years.

4.	Apply that average percentage to your annualized salary at the point of benefit determination.

The amount so determined is the Average Bonus Earned.

B.	Disability Income

If you become totally and permanently disabled prior to age 55, in accordance with AMD’s Executive Long Term Disability Plan, you will receive a disability income payable through age 65, or until you are no longer disabled. The amount of the benefit under this Plan will then be the Normal Benefit determined as set forth above, less the Actuarial Equivalent of any remaining disability payments you are entitled to receive under AMD’s Executive Long-Term Disability Plan.

Under this Plan, the Compensation Committee has the authority, using reasonable discretion, to determine whether you are totally and permanently disabled, notwithstanding the determination of the administrator for the Executive Long Term Disability Plan.

C.	Maximum Benefit

The Normal Benefit cannot exceed an amount equal to 70% of your annualized salary at the point of benefit determination.

When Benefits Are Paid

You will receive a lump sum benefit within six weeks of your attainment of age 55 (March 23, 2009), even though you may choose to retire after that date.

If you become permanently disabled prior to age 55, as defined under AMD’s Executive Long-Term Disability Plan, you will be eligible to receive the benefit under this Plan in a lump sum at age 55.

If you have a “separation from service” from AMD within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Separation from Service”) at any time prior to age 55 following a Change of Control, as that term is defined in your Management Continuity Agreement with AMD, you will be paid a lump sum benefit within ten days following such Separation from Service in an amount that is the Actuarial Equivalent of the amount you would have received had you remained an employee of AMD until age 55.

If you cease to be an officer of AMD, or to be employed by AMD for any reason other than disability or following a Change of Control before you attain age 55, you will not be eligible to receive any benefit under the Plan, unless you have attained age 54 and you have a Separation from Service for reasons other than for Cause (as defined in your Management Continuity Agreement with AMD); and in that event, payment of a benefit will be contingent upon your entering into an agreement with AMD within 10 days after such Separation from Service not to compete with AMD for a reasonable period of time to be determined by AMD.

Death Benefit

If you should die prior to attainment of age 55, your spouse will receive a lump sum benefit. If you have no spouse at the time of your death, there is no death benefit.

The amount of the death benefit will be the lump sum value of your benefit (as calculated under the “Retirement Benefit” paragraph above, on the basis that you had retired on the date of death, with a fully vested retirement benefit) less the amount of the death benefit you are entitled to at that time as an executive of AMD (three times annual salary, to a maximum of $2,000,000, unless otherwise modified by AMD for all executives).

Tax Treatment for You

You will be taxed on the value of the benefit you receive under this Plan. The amount or amounts will be taxable in the year any payment is made.

In order to keep you from having substantial out-of-pocket costs due to taxes, AMD will increase your lump benefit payment(s) by the amount of your estimated Federal and State Income Taxes. The amount of the increased payment(s) for taxes will be based on your marginal tax rate (not to exceed 40%) plus 1.45% (Medicare) for Federal taxes and the highest bracket rate in your state of residence at retirement for state taxes. Refer to Exhibit B. Any such increase will be paid to you no later than the last day of the tax year following the tax year in which you remit the related taxes to the appropriate tax authorities.

If marginal Federal tax rates increase beyond 40%, the Compensation Committee will either (i) reduce your benefit to the extent required to prevent your having to pay additional tax or (ii) increase the “tax payments” to cover the higher taxes.

AMD will not reimburse you for any income taxes other than Federal and State income taxes (or the equivalent taxes in countries other than the United States.

Internal Revenue Code Section 409A

Notwithstanding any provision to the contrary in this Plan, if you are deemed by AMD at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to your before the earlier of (a) the expiration of the six-month period measured from the date of the your Separation from Service or (b) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under the Plan shall be paid as otherwise provided herein.

EXHIBIT A

Salary & Bonus Input Table

Year	Actual Salary Paid*	Cash Bonus Award*	Award as a % of Salary Paid
2009	649,000
2008	618,000	494,400	80%
2007	589,000	471,200	80%
2006	561,000	448,800	80%
2005	534,000	427,200	80%
2004	509,000	407,200	80%
2003	485,000	125,000	26%
2002	475,000	125,000	26%
2001	450,000	88,000	20%

*	All numbers from 2003 on are estimated only.

Average Bonus as a % of Pay** 80%

**	Highest five of the last 8 years

Sample Calculation

Annualized Salary at Age 55				$649,000
Average Bonus Earned	80% x	$649,000	=	$519,200

Total				$1,168,200
Normal Benefit = The Lesser of:
a) 42.5% of		$1,168,200		$496,485
or b) 70% of		$649,000		$454,300

				$454,300

Estimated Actuarial Equivalent (Lump Sum Value)				$4,543,000	*
Less Motorola Benefit	169,887* 1.03[7]			$208,940
Less Benefit from other AMD Retirement Plans				$0

Net Benefit				$4,334,060

*	For purposes of this illustration only we have used an arbitrary conversion factor of 20.0

EXHIBIT B

Calculation of Tax Gross Up on Net Benefit

Net Benefit							$4,334,060
Federal Tax Rate			33.00%
State Tax Rate (CA)			9.30%
Medicare			1.45%

Combined Tax Rate			43.75%

Tax Gross Up		[	0.4375	]	x $	4,334,060 =	$3,370,936

			0.5625				$7,704,996

Gross Benefit
	1- 0.43751

All tax rates specified above are current estimates of rates that might apply at the maximum marginal rate.